Exhibit 99.1
NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mark B. Thomas, CEO
HEI, Inc. Receives Letter from NASDAQ Regarding Noncompliance with Minimum Bid Price Rule
MINNEAPOLIS, MINNESOTA, September 14, 2007 — HEI, Inc. (NASDAQ: HEII — www.heii.com) announced today that on September 10, 2007 it received a letter from The NASDAQ Stock Market indicating that HEI is not in compliance with The NASDAQ Stock Market’s requirements for continued listing because, for the last 30 consecutive business days, the bid price of HEI’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), HEI will be provided 180 calendar days, or until March 10, 2008, to regain compliance. If, at anytime before March 10, 2008, the bid price of HEI’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the NASDAQ staff will provide written notification that it complies with the Rule.
The NASDAQ letter also states that if compliance with this Rule cannot be demonstrated by March 10, 2008, the NASDAQ staff will determine whether HEI meets The NASDAQ Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, the NASDAQ staff will notify HEI that it has been granted an additional 180 calendar day compliance period. If HEI is not eligible for an additional compliance period, the NASDAQ staff will provide written notification that HEI’s securities will be delisted. At that time, HEI may appeal the NASDAQ staff’s determination to delist its securities to a Listing Qualifications Panel.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged for the medical equipment and medical device, hearing, communications, and industrial markets. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturability product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
-Advanced Medical Division	4801 North 63rd Street, Boulder, CO 80301
-High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the integration of the Advanced Medical Division, the implementation of business strategies, growth of specific markets, improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, continuing adverse business and market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, our ability to satisfy financial or other obligations or covenants set forth in our financing agreements, adverse competitive developments, change in or cancellation of customer requirements, collection of receivables and outstanding debt, HEI’s ability to control fixed and variable operating expenses. , and other risks detailed from time to time in HEI’s SEC filings. We undertake no obligation to update these statements to reflect ensuing events or circumstances, or subsequent actual results. See the risk factor section in annual report on Form 10K for year ended September 2, 2006.